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                                                                  EXHIBIT (d)(3)

                                                                  March 13, 2003

Via Telefax and Fedex
IMS Health Incorporated
200 Nyala Farms
Westport, CT  06880

CEGEDIM S.A.
137 Rue d'Aguesseau
92103 Boulogne
France

Ladies and Gentlemen:

         SYNAVANT Inc., (the "COMPANY"), plans to sell the assets and liabilities related to its interactive marketing business to CEGEDIM S.A., ("CEGEDIM"), and/or certain of its affiliates (the "TRANSACTION"). The Company seeks to facilitate CEGEDIM's relationship with IMS Health Incorporated ("IMS") to ensure completion of the Transaction. This letter is executed and delivered in connection with the execution and delivery by CEGEDIM and IMS of the Non-Competition Agreement dated as of the date hereof substantially in the form of Exhibit A attached hereto.

         This is to confirm the agreement among the Company, IMS and CEGEDIM:

         1. Acknowledgment. IMS hereby acknowledges that it does not object to the Transaction.

         2. Amendment to Distribution Agreement. The parties hereby agree to amend the Distribution Agreement, dated as of August 31, 2000 (as it may be amended, modified or supplemented, the "DISTRIBUTION AGREEMENT"), between IMS and the Company by deleting Section 2.16 (Joint Business Opportunities; Non-Competition; Protection of Information) thereof in its entirety. Such amendment will be effective upon completion of the Transaction.

         3. Mutual Release. Each of the Company and IMS, for itself, its affiliates, officers, directors, employees, agents, representatives, successors and assigns, hereby releases and discharges the other from any and all claims, demands, causes of action, actions, judgments, liens, indebtedness, costs, damages, obligations, attorneys' fees, losses and liability of whatever kind and character, whether known or unknown, foreseen or unforeseen, arising under or related to, the actions taken by either party in furtherance of the transactions contemplated above; provided that nothing contained herein shall release the Company or IMS from any of their respective obligations under this letter agreement or the Distribution Agreement (as amended hereby).

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         4. Option to Extend Access to Pharbase. (a) The Company and CEGEDIM
hereby grant to IMS the option, which may be exercised at any time for a period of six months following the date hereof, to extend until August 31, 2005 the term of the Cross License Agreement, dated as of August 31, 2000, between IMS and the Company (the "PHARBASE CROSS LICENSE") on the same terms and conditions as currently provided for Pharbase. IMS hereby consents to the assignment of the Company's rights and obligations under the Pharbase Cross License to CEGEDIM or any of its affiliates upon consummation of the Transaction.

         (b) Following consummation of the Transaction, CEGEDIM shall use its commercially reasonable efforts to ensure quality standards and provide updates for Pharbase during the remaining term of the Pharbase Cross License (as may be extended pursuant to clause 4(a) hereof).

         5. Consent to Assignment of Xponent Data License. IMS hereby consents to the assignment of the Company's rights and obligations under the Restated Xponent Data License Agreement between IMS and the Company, dated as of April 26, 2001 (the "XPONENT CROSS LICENSE"), to CEGEDIM or any of its affiliates upon consummation of the Transaction. CEGEDIM and IMS shall use their commercially reasonable efforts to negotiate an extension of the Xponent Cross License on terms and conditions to be negotiated in good faith between CEGEDIM and IMS subsequent to the consummation of the Transaction.

         6. Negotiate in Good Faith. CEGEDIM and IMS shall use their reasonable best efforts to negotiate in good faith regarding the expansion of their commercial relationships.

         7. Payment of Certain Liabilities. At the closing of the Transaction, the Company hereby agrees to pay to IMS an amount equal to (a) $2,000,000 plus
(b) the present value as of such time of $7,000,000 (discounted from January 1, 2005 at an assumed discount rate of 6.5%) in full satisfaction of all liabilities under Section 2.1(j) (Certain Contingencies) of the Distribution Agreement.

         Except as amended and modified by this letter agreement, the provisions of the Distribution Agreement, the Pharbase Cross License and the Xponent Cross License shall remain in full force and effect.


                                       2
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                                          Very truly yours,

                                          SYNAVANT INC.


                                          By: /s/ Wayne P. Yetter
                                              ________________________________
                                              Name:
                                              Title:


Acknowledged and agreed as
of the date first written above:

IMS HEALTH INCORPORATED


By: /s/ Robert H. Steinfeld
    _____________________________
    Name:
    Title:



CEGEDIM S.A.


By: /s/ Pierre Marucchi
    _____________________________
    Name:
    Title:


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                                                    April 10, 2003


                          Re: Letter Agreement (the "Letter Agreement"), dated March 13, 2003 among IMS Health Incorporated ("IMS"), CEGEDIM S.A. ("CEGEDIM") and SYNAVANT Inc. (the "Company")


Ladies and Gentlemen:

            This is to confirm that the Letter Agreement is amended as follows:

(a) to provide that the term "Transaction" (as defined in the Letter Agreement) shall include the acquisition, directly or indirectly (including by way of merger), by CEGEDIM or one or more of its affiliates, of all or substantially all of the capital stock of the Company; and

(b) if the Transaction is not consummated by July 31, 2003, then, in addition to the option contained in Section 4 of the Letter Agreement (which is not intended to be amended or modified by this letter), the Company grants to IMS the option to extend the Pharbase Cross License until August 31, 2004 on the same terms and conditions as currently provided for Pharbase.

Except as amended and modified by this letter, the Letter Agreement shall remain in full force and effect in accordance with the terms thereof. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Letter Agreement.

            Please acknowledge your agreement with the foregoing by executing this letter in the space provided below.

                                                   Very truly yours,



                                                   SYNAVANT Inc.


                                                   By: /s/ Vincent J. Napoleon
                                                       _______________________


Acknowledged and agreed as of
the date first above written:


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                                      -2-

                                                                   April 9, 2003


IMS Health Incorporated


By: /s/ Robert A. Steinfeld
    _______________________

CEGEDIM S. A.



By: /s/ Pierre Marucchi
    _______________________